#014 Putnam High Yield Trust
8/31/13

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A         $70,289
Class B   	        1,115
Class C		   2,999
Class M		   1,218

72DD2 (000s omitted)

Class R		   	732
Class Y		  12,635

73A1

Class A		$0.480
Class B		 0.420
Class C	      0.420
Class M 		 0.456

73A2

Class R		 0.461
Class Y		 0.504

74U1 (000s omitted)

Class A		 134,702
Class B		   2,553
Class C		   6,248
Class M		   2,625

74U2 (000s omitted)

Class R		  1,615
Class Y		 23,616


74V1

Class A		$7.88
Class B		 7.86
Class C		 7.81
Class M		 7.90

74V2

Class R		 7.72
Class Y		 7.73


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.